                                                                Exhibit 10.06(b)

                               AMENDMENT NO.1
                    TO THE MERIDIAN NATIONAL CORPORATION
                      1990 NON-QUALIFIED AND INCENTIVE
                              STOCK OPTION PLAN


1. Upon the effectiveness of the reverse stock split whereby each share of Common Stock of the Company was split into one-tenth (1/10) of a share of Common Stock, which reverse stock split was approved by the stockholders of the Company at the Annual Meeting of the Stockholders held on August 6, 1993, the number of Shares reserved for use under the Plan was adjusted from One Million (1,000,000) Shares to One
        Hundred Thousand (100,000) Shares.

2. Section 3 of the Plan is hereby amended to increase the number of Shares reserved for use, upon the exercise of Options to be granted under the Plan from One Hundred Thousand (100,000) Shares to One Hundred Seventy-five Thousand (175,000) Shares.

3. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

4. This Amendment No. 1 to the Plan shall be effective as of May 12, 1994. Unless this Amendment No. 1 to the Plan is approved by the affirmative votes of the holders of shares having a majority of the voting power of all shares represented at a meeting duly held in accordance with Delaware law within twelve (12) months after being approved by the Board, this Amendment No. 1 and all Options granted under it shall be void and of no force and effect.